UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 25, 2007
Planet Technologies, Inc.
(Exact name of registrant as specified in its charter)
California
(State or other jurisdiction of incorporation)

0-26804	33-0502606
(Commission File No.)	(IRS Employer Identification No.)
96 Danbury Road
Ridgefield, Connecticut 06877
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (800) 255-3749
☐ Written communications pursuant to Rule 425 under the Exchange Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.
Item 5.02. Departure of Principal Officer and Appointment of Principal Officer.
SIGNATURE
EXHIBIT 10.30

ITEM 1.01.	Entry into a Material Definitive Agreement.

10.30	Form of Employment Agreement effective April 2007 with Francesca DiNota.

Item 5.02.	Departure of Principal Officer and Appointment of Principal Officer.
On April 25, 2007, at a duly called Directors’ Meeting (the “Board”), the Board accepted the resignation of Scott Glenn (“Mr. Glenn”) as President and Chief Executive of the Company. Mr. Glenn’s resignation is not in connection with any disagreement with the Company. Mr. Glenn remains Chairman of the Board.
Concurrent therewith, the Board elected Edward J. Steube (“Mr. Steube”) to serve as President and Chief Executive of the Company. Mr. Steube will also remain President of Allergy Control Products, Inc., a wholly owned subsidiary of the Company. As consideration for Mr. Steube’s increased duties, the Board issued to him an option to acquire an additional 100,000 shares of Company common stock at an exercise price of $1.31 per share. Mr. Steube may qualify for a bonus for the year ending 2007 if Company net sales equal or exceed $9,000,000 and Company net loss must be $467,000 or less. Should both thresholds be met, Mr. Steube will receive a bonus of 3% of net sales in excess of $9,000,000 and 8% of incremental net loss or net income reducing Company net loss below the net loss threshold or producing a net profit.
Francesca DiNota, the Company’s Chief Financial Officer, may qualify for a bonus for the year ending 2007, which bonus shall be determined by the Board, based upon Company’s timely financial reporting, improved working capital, reduced outstanding accounts receivable, reduced accounts payables, timely implementation of new accounting software and improved gross profit margins.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Planet Technologies, Inc.

Dated: April 27, 2007	By:	/s/ Edward Steube

Edward Steube
Chief Executive Officer and President

3